Exhibit 10.5

September 3, 2019 To:PaulBudsworth From: Mark Burgess, CEO Subject: New Severance Terms Dear Paul, As you may recall, following the split from Sealed Air, you were deemed a participant eligible to receive severance benefits under the Diversey Enhanced Severance Plan. This Plan expires on September 6, 2019, which means that following that date, the Plan will no longer govern (1) your employment with Diversey and (2) any severance benefits you may have resulting from your employment with Diversey. Following the Plan expiration, however, you will be eligible for the following severance terms: In the event your employment ends for a reason other than for cause (not due to death or disability) or your resignation, then subject to your timely execution and non"revocation of a release of claims, the provisions of reasonable transition services and compliance with restrictive covenants (which include but are not limited to non-competition and non solicitation agreements), you will receive severance in the amount equal to the sum of your then current base salary and target annual Incentive to be paid in ratable installments over the 12"month period following the end of your employment. Please note, this letter shall solely govern any severance benefit to which you would be entitled as a result of your employment with Diversey. Thus, any Company severance practice or policy in effect at the end of your employment shall not govern any severance benefit to which you would be entitled. Should you have any questions related to this letter, please contact Michael Kriner in Human Resources. Sincerely, Mark Burgess, CEO CC:Annette Bergknut, Chief Human Resources Officer Employee Personnel Fiie